Exhibit 99.3



RemoteMDx Strengthens Balance Sheet
Thursday March 23, 8:30 am ET

The Company Is Moving Forward to Satisfy Fulfillment of Existing Orders

SANDY, UT--(MARKET WIRE)--Mar 23, 2006 -- RemoteMDx, Inc. (OTC BB:RMDX.OB -
News) today announced a number of major steps that it is initiating to strengthen its balance sheet and provide the financial ability to satisfy the fulfillment of existing and future orders of the Company's TrackerPAL product. These steps include an equity investment, a line of credit of up to $10 million to finance product inventory, and a buyout/conversion of all of the Company's outstanding debentures.

The equity investment is in a new class of Series C Preferred Stock. Each Preferred Stock converts into three shares of Common Stock and carries an 8% coupon that can be paid either in cash or stock at the option of the Company. The Company has received a total of 2,100,000 in notes that are convertible into Series C Preferred Stock at a $1.68 per share. Neither the Preferred Stock nor the Shares of Common Stock issuable upon conversion of the Preferred Stock have been registered under the Securities Act.

In addition, the Company has redeemed $600,000 of its debentures and is in the process of redeeming an additional $480,000 of its remaining debentures.

The Company is also negotiating up to a $10 million, two-year line of credit to be used for the financing of inventory.

James Dalton, President of RemoteMDx, stated that, "With the strengthening of the balance sheet the Company can take advantage of its business opportunity of growing RemoteMDx into a leading player in the offender monitoring industry."

RemoteMDx will now move forward to execute on its business plan to build a national sales force to sell into a pent-up market with its unique TrackerPAL product. The TrackerPAL is a single, lightweight ankle device that can track an individual 24 hours a day, 7 days a week, via GPS technologies that send location data every five (5) minutes to our telematics monitoring center. RemoteMDx's 24x7 monitoring center manages all the incoming data from each TrackerPAL device including custom parameters, inclusion and exclusion areas that the offender may or may not be in at designated times. The TrackerPAL device is equipped with a 95-decibal alarm, fiber-optic straps and is waterproof up to ten feet of water. Equipped with two-way voice communication that allows our monitoring center to constantly locate in real time the location of the probationer, parolee or known sex offender, plus communicate with the offender and the offender's supervising officer at any time. Our 24/7 monitoring center never sleeps.

With the strengthening of its balance sheet it allows RemoteMDx to execute on the order backlog that we have accrued since retaining production TrackerPAL units January 9, 2006. This backlog is presently in excess of 4,000 units. With its recurring revenue model, TrackerPAL products and monitoring services are designed to help law enforcement and criminal justice agencies cope with the cost of managing and paying for a jail population that has grown by 300% over the past 20 years, at an average cost of $65/day. With the backlog of the Company's 4,000 units, at $6.00 per day the annualized revenue would equate to over $8.75 million.

As RemoteMDx continues to strengthen its balance sheet, it will allow the Company to meet future demand for its product. If the Company satisfies only 1% of the nearly 5,000,000 people on parole or on probation, it will have revenues in excess of $100 million per year.

More information is available on the company website, www.remotemdx.com.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the company has no control.


Contact:

     Investor & Media Contact:
     Ema Ostarcevic
     RemoteMDx, Inc.
     (801) 908-5132 ext. 1008
     Email Contact


Source: RemoteMDx

                                       2